EXHIBIT 99.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (“Agreement”), is entered into by and among Titan General Agency Ltd. (“Titan”), on the one hand, and Hempacco Co., Inc. (“HPCO”), on the other hand, who enter into the Agreement effective as of September 6, 2022 (the “Effective Date”). The Parties to this Agreement may be referred to collectively as the “Parties” or individually as a “Party.”

I. RECITALS

WHEREAS, Titan and HPCO entered into that certain purchase finance agreement dated December 3, 2019 (the “Finance Agreement”), pursuant to which HPCO acquired approximately $1,500,000 of cigarette manufacturing machinery and equipment and HPCO agreed to pay Titan $1,500,000 for such equipment within 18 months thereof, and pursuant to which approximately $1,450,000 is due to Titan as of the Effective Date.

WHEREAS, Titan has demanded payment in full under the Finance Agreement, and the Parties now desire to settle their dispute regarding the Finance Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and agreements of the Parties, and other good and valuable consideration, the parties agree to settle the Finance Agreement as follows:

II. TERMS OF AGREEMENT

The Parties hereby agree to the following terms and conditions and further agree to perform any and all acts and to execute any and all documents reasonably necessary or appropriate to implement this Agreement:

A. Cash Payment. HPCO shall send $250,000 (the “Cash Payment”) in immediately available funds by wire transfer by the later of (i) the close of business on September 6, 2022, (ii) the close of business on the business day following the Effective Date. Such wire shall be sent to the following bank account information:

[ADD TITAN WIRE INSTRUCTIONS]

B. Stock Payment. HPCO shall issue to Titan 266,667 shares of its common stock. Such shares shall be issued pursuant to the “private offering” exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and in connection therewith, Titan represents that it is an “accredited investor” as defined in Rule 501 promulgated under Regulation D, and acknowledges that the shares issued to it will be issued with standard Securities Act restrictive legend.

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C. Mutual Releases.

1. Except as otherwise provided for herein, Titan hereby forever releases, acquits and discharges HPCO and its past and present subsidiary entities, affiliates, joint venturers, predecessors, successors, assigns, officers, directors, members, managers (in their individual and representative capacities), agents, attorneys, employees and any other legal representatives of and from all claims, losses, causes of action, costs, expenses, attorneys’ fees, liabilities, indemnities, subrogation (contractual or equitable), duties, and obligations of any nature whatsoever whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from or in any manner relating or pertaining to the subject matter of this Agreement or the Finance Agreement.

2. Except as otherwise provided for herein, HPCO hereby and forever releases, acquits and discharges Titan, as well as its past and present subsidiary entities, affiliates, joint venturers, predecessors, successors, assigns, officers, directors, members, managers (in their individual and representative capacities), agents, attorneys, employees and any other legal representatives of and from all claims, losses, causes of action, costs, expenses, attorneys’ fees, liabilities, indemnities, subrogation (contractual or equitable), duties, and obligations of any nature whatsoever whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from or in any manner relating or pertaining to the subject matter of this Agreement or the Finance Agreement.

III. GENERAL PROVISIONS

A. No Assignment. The Parties warrant and represent that they have not made any assignment or transfer of any right, claim, demand, cause of action, or other matter covered by the releases set forth in this Agreement.

B. Attorneys’ Fees and Costs. Each Party shall bear all of its own costs, fees and expenses, including, without limitation, legal and expert fees incurred in connection with the Finance Agreement and this Agreement.

C. Reimbursement for Fees and Costs to Enforce Agreement. If there is any legal and/or equitable action or proceeding, including any bankruptcy proceeding or any mediation or arbitration proceeding, to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of any Party, the unsuccessful Party to such action or proceeding, whether such action or proceeding is settled or prosecuted to final judgment, shall pay to the prevailing Party as finally determined, all costs and expenses, including reasonable attorneys’ fees and costs, incurred by such prevailing Party in such action or proceeding. The prevailing Party’s rights under this section shall not merge into any judgment and shall survive until all such fees and costs have been paid.

D. No Construction of Agreement Against Any Party. This Agreement was negotiated at arm’s length and entered into freely by the Parties with the advice of counsel. Each Party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, it shall not be construed against any Party on the basis such Party drafted this Agreement or any provision thereof.

E. Scope of Promises, Representations, and Inducements. The Parties acknowledge, warrant and represent that no promises, representations or inducements, except as set forth in this Agreement, have been offered or made by any of the Parties to secure the execution of the releases above or this Agreement, and that the releases and this Agreement are executed without reliance on any statements or any representations not contained herein.

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F. Voluntary Agreement. Each of the Parties acknowledges that it voluntarily executed this Agreement of its own free will and under no threat, menace, coercion, or duress, whether economic or physical, from any other Party, and with full knowledge of the significance and legal effect. Each of the Parties certifies that it is voluntarily entering into this Agreement in good faith based solely and completely upon its own judgment and upon the advice and counsel of its attorneys following its good faith assessment of the matters addressed hereby, and each Party has secured independent legal advice concerning every aspect of this Agreement and the rights and liabilities each is hereby relinquishing or making.

G. Survival. The Parties hereby agree that the provisions of this Agreement, including, without limitation, the representations, warranties, covenants and releases made herein, shall survive the execution of this Agreement and the performance by the Parties of their respective obligations under this Agreement.

H. Severability. Any part, provision, representation, or warranty of this Agreement that is prohibited or unenforceable, or is held by a court of competent jurisdiction to be void or unenforceable, in any jurisdiction shall, as to such jurisdiction, be ineffective to the provisions, representations, or warranties herein, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereby knowingly, voluntarily, and intelligently waive any provision of law that prohibits or renders void or unenforceable any part, provision, representation or warranty hereof.

I. Entire Agreement and Choice of Law. This Agreement constitutes the entire agreement of the Parties with respect to the settlement of the Finance Agreement and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter of this Agreement and any and all prior correspondence, conversations, or memoranda are merged into this Agreement and hereby replaced. Any other promise or inducement, representation, oral or written, not set forth in this Agreement shall have no force or effect. This Agreement shall be construed under the laws of the State of Nevada, without regard to its choice of law rules. Venue for any dispute arising under the terms of this Agreement shall be in the Eighth Judicial District Court in and for the County of Clark, State of Nevada, or if appropriate, the United States District Court for the District of Nevada, and the Parties all consent to the exclusive jurisdiction of such courts, and waive any arguments of an inconvenient forum.

J. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and each of them, their successors, assigns, personal representatives, agents, employees, parents, affiliates and each of their respective directors, officers, members, managers and servants.

K. Modifications. No part or provision of this Agreement may be changed, modified, waived, discharged, or terminated except by an instrument in writing signed by the Party against whom enforcement of such change, modification, waiver, discharge, or termination is sought. The failure of a Party to seek redress for violation of, or to insist upon strict performance of, any provision of this Agreement shall not be a waiver of that provision by that Party or estop that Party from asserting fully any and all of its rights under this Agreement.

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L. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

M. Authorization to Sign. Each of the Parties hereby represents and warrants that the individual signing this Agreement on its behalf is duly authorized to enter into this Agreement and to execute and legally bind such Party to it.

N. Execution in Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument. Facsimile signatures and/or signatures provided through electronic transmission shall be given the same force and effect as originals.

O. No Third Party Rights. This Agreement is intended to confer rights and benefits on the Parties as identified herein, but does not allow any of the Parties to bind any of the other Parties to anything not explicitly contained in this Agreement. Except as otherwise expressly provided herein, no person or entity other than the Parties shall have any rights under this Agreement.

P. Number and Gender. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine or neuter, as the case may be, and vice versa.

Q. Headings. The captions or headings of the Sections or Paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section or Paragraph of this Agreement.

R. Confidentiality.

1. The Parties acknowledge and agree that the Agreement (including its specific terms) and the payment of the Payment on behalf of the Settling Defendants, were made and entered into in strict confidence and must remain confidential. The Parties on behalf of themselves, their employees, agents and attorneys, except as specifically permitted by this Agreement, will keep the terms of this Agreement (collectively, “Confidential Material”) confidential and will not admit, discuss, announce, whether in writing or orally, to any other person or entity directly or indirectly, unless required to do so by law or as necessary to effectuate the terms of this Agreement.

2. Notwithstanding the foregoing, a Party, may disclose generally that they have entered into an agreement settling the Finance Agreement and, further, may disclose terms of this Agreement upon any of the following: (i) the express written consent of each Party to this Agreement; (ii) as required by an order of a court of competent jurisdiction; or (iii) to the extent disclosure is customary for the purposes of tax, legal or regulatory reporting, for the purposes of obtaining or maintaining insurance coverage, or for the purpose of enforcing or remedying a breach of any term or provision of this Agreement. The representations and covenants in this paragraph are material to the Parties to this Agreement.

3. If any Party is ever compelled, or is sought to be compelled, to disclose the terms of this Agreement to any third parties other than those excepted above, such party agrees to provide sufficient notice to the other Parties immediately by electronic mail and overnight delivery to all counsel of record for the Parties, in order to permit any party entitled to receive notice under this Agreement the opportunity to object and, if necessary, to seek Court protection to preserve the confidentiality of the Confidential Material.

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IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement to be effective as of the Effective Date.

BY TITAN:

READ AND SIGNED THIS 6 day of September, 2022.

TITAN GENERAL AGENCY LTD.:

By:	/s/ John Tomlinson
Name:	John Tomlinson
Title:	Director

BY HPCO:

READ AND SIGNED THIS 6 day of September, 2022.

HEMPACCO CO., INC.:

By:	/s/ Sandro Piancone
Name:	Sandro Piancone
Title:	CEO

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